                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of   Commission File Number:
              earliest event reported):
                    April 5, 2002                0-27441

                       XM SATELLITE RADIO HOLDINGS INC.
            (Exact name of registrant as specified in its charter)

                      Delaware                 54-1878819
                   (State or other            (IRS Employer
                   jurisdiction of       Identification Number)
                   incorporation)

                          1500 Eckington Place, N.E.
                            Washington, D.C. 20002
              (Address of principal executive offices) (Zip Code)

              Registrant's telephone number, including area code:
                                (202) 380-4000

         (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

   XM Satellite Radio Holdings Inc., a Delaware corporation ("Holdings"), is filing this 8-K following the filing of its Annual Report on Form 10-K. This 8-K contains certain information that is not included in the 10-K, including items 10-13 of Form 10-K. Unless the context requires otherwise, the terms "we," "our" and "us" refer to Holdings and its subsidiaries. The term "XM" refers to XM Satellite Radio Inc., a Delaware corporation and wholly-owned subsidiary of Holdings.

   Except for any historical information, the matters we discuss in this Form 8-K concerning our company contain forward-looking statements. Any statements in this Form 8-K that are not statements of historical fact are intended to be, and are, "forward-looking statements" under the safe harbor provided by Section 27(a) of the Securities Act of 1933. Without limitation, the words "anticipates," "believes," "estimates," "expects," "intends," "plans" and similar expressions are intended to identify forward-looking statements. The important factors we discuss below as well as other factors identified in our filings with the SEC and those presented elsewhere by management from time to time, could cause actual results to differ materially from those indicated by the forward-looking statements made in this Form 8-K.

                                 RISK FACTORS

You should consider carefully these risk factors before making an investment decision.

   Some of the information herein may contain forward looking statements. Such statements can be identified by the use of forward looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward looking" information. When considering such forward looking statements, you should keep in mind the risk factors and other cautionary statements herein. The risk factors noted in this section and other factors noted herein, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward looking statement.

You could lose money on your investment because we have just started operations and generation of revenues.

   We were a development stage company through September 30, 2001. We began to generate revenues and emerged from the development stage during the fourth quarter of 2001. Unless we generate significant revenues, you could lose money on your investment. Our ability to generate revenues and ultimately to become profitable will depend upon several factors, including whether we can attract and retain enough subscribers and advertisers to XM Radio; whether our XM Radio system continues to operate at an acceptable level; whether we compete successfully; and whether the FCC grants us all additional necessary authorizations in a timely manner.

Our expenditures and losses have been significant and are expected to grow.

   As of December 31, 2001, we had incurred capital expenditures of $1 billion and aggregate net losses approximating $391 million from our inception through December 31, 2001. We expect our net losses and negative cash flow to grow as we make payments under our various distribution contracts, incur marketing and subscriber acquisition costs and make interest payments on our outstanding indebtedness. With commencement of operations, our monthly operating expenditures have increased substantially as compared to our pre-operating stage. If we are unable ultimately to generate sufficient revenues to become profitable and have positive cash flow, you could lose money on your investment.

We need additional funding for our business plan and additional financing might not be available.

   We are currently funded into the fourth quarter of 2002. We anticipate that we will need an additional $40 million to $65 million through the end of 2002, and will require additional funding thereafter. These amounts are estimates and may change, and we may need additional financing in excess of these estimates. In addition, we have substantial payment obligations under a distribution agreement with General Motors and we will need to make cash interest payments on our 14% senior secured notes beginning in September 2003. Our actual funding requirements could vary materially from our current estimates. We may have to raise more funds than expected to remain in business and to continue to develop and market the XM Radio system.

   We plan to raise future funds by selling debt or equity securities, or both, publicly and/or privately and by obtaining loans or other credit lines from banks or other financial institutions. We need the consent of holders of at least 60% of the Series C preferred stock before issuing additional equity securities (including equity securities issuable upon conversion of debt securities), which could hamper our ability to raise additional funds. We may not be able to raise sufficient funds on favorable terms or at all. If we fail to obtain any necessary financing on a timely basis, then the growth of our satellite radio business could be materially impacted and we could default on our commitments to our distribution partners, creditors or others and may have to discontinue operations or seek a purchaser for our business or assets.

Demand for our service may be insufficient for us to become profitable.

   Before our commercial launch in September 2001, there was no mobile satellite digital audio radio service in commercial operation in the United States. As a result, we cannot estimate with any certainty the potential consumer demand for such a service or the degree to which we will meet that demand. Among other things, consumer acceptance of XM Radio will depend upon whether we obtain, produce and market high quality programming consistent with consumers' tastes; the willingness of consumers to pay subscription fees to obtain satellite radio service; the cost, availability and ease of installation and use of XM radios; and XM Radio's and our competitors' marketing and pricing strategy. If demand for our service does not develop as expected, we may not be able to generate enough revenues to become profitable or generate positive cash flow. Although we have commissioned market studies which attempt to measure market demand, these studies are based upon statistical sampling methods and reflect responses to hypothetical questions. Consequently, the data may not be accurate. We caution you not to place undue reliance on this data.

Weaker than expected market and advertiser acceptance of our XM radio service could adversely affect our advertising revenue and results of operation.

   Because we expect to derive a significant part of our future revenues from advertising, market and advertiser acceptance of our XM Radio service will be critical to the success of our business. Our ability to generate advertising revenues will be directly affected by the number of subscribers to our XM Radio service and the amount of time subscribers spend listening to our various channels. Our ability to generate advertising revenues will also depend on several factors, including the level and type of market penetration of our service, competition for advertising dollars from other media, and changes in the advertising industry and economy generally. We directly compete for audiences and advertising revenues with Sirius Satellite Radio, the other satellite radio licensee, and traditional AM/FM radio stations, some of which maintain longstanding relationships with advertisers and possess greater resources than we do. Because FCC regulations limit our ability to offer our radio service other than to subscribers on a pay-for-service basis, certain advertisers may be less likely to advertise on our radio service.

   We believe that advertising is a discretionary business expense for many business organizations and industries. Consequently, the current slowdown in the United States economy generally, and further downturns in the economy or in a particular business sector that represents a significant share of our advertising revenues, could adversely affect our advertising revenues and, therefore, our results of operations.

Failure of third parties to perform could affect our revenues.

   We need to assure continued proper manufacturing and distribution of XM radios and development and provision of programming in connection with our service. Many of these tasks depend on the efforts of third parties. If one or more of these matters is not performed in a sufficient manner, our revenues could be less than expected and our business may suffer.

Higher than expected subscriber acquisition costs or subscriber turnover could adversely affect our financial performance.

   We are spending substantial funds on advertising and marketing and in transactions with car and radio manufacturers and other parties to obtain or as part of the expense of attracting new subscribers. If the costs of attracting new subscribers or incentivizing other parties is greater than expected, our financial performance and results of operations will be adversely affected.

   We expect to experience some subscriber turnover, or churn. Because we have just begun commercial operations, we cannot predict the amount of churn we will experience. We also cannot predict how successful we will be at retaining customers who purchase or lease vehicles that include a subscription to our service. Subscriber turnover or our inability to retain customers who purchase or lease new vehicles with our service could adversely affect our financial performance and results of operations.

Our system might not work as expected.

   Our system involves new applications of existing technology and the complex integration of different technologies which may not continue to work as planned. Our integrated system has only recently been fully deployed and tested, and may not continue to function as expected within any particular market or deployment area. Failure to integrate these technologies may result in areas with impediments to satellite line of sight experiencing dead zones where our signals cannot be received clearly or are of low quality.

Competition from Sirius Satellite Radio and traditional and emerging audio entertainment providers could adversely affect our revenues.

   In seeking market acceptance, we will encounter competition for both listeners and advertising revenues from many sources, including Sirius Satellite Radio, the other U.S. satellite radio licensee; traditional and (when available) digital AM/FM radio; Internet based audio providers; direct broadcast satellite television audio service; and cable systems that carry audio service. Sirius began commercial operations in the first quarter of 2002 and has announced its expectation to offer service nationwide during the third quarter of 2002. Sirius offers its service for a monthly charge of $12.95, featuring 100 channels. If Sirius is able to offer a more attractive service or enhanced features, or has stronger marketing or distribution channels, it may gain a competitive advantage over us.

   Unlike XM Radio, traditional AM/FM radio already has a well-established and dominant market presence for its services and generally offers free broadcast reception supported by commercial advertising, rather than by a subscription fee. Further, the incumbent terrestrial broadcasters have announced intentions to enhance their existing broadcasts with additional digital quality services utilizing new technology in the near future. Also, many radio stations offer information programming of a local nature, such as traffic and weather reports, which XM Radio is not expected to offer as effectively as local radio, or at all. To the extent that consumers place a high value on these features of traditional AM/FM radio, we are at a competitive disadvantage to the dominant providers of audio entertainment services.

Premature degradation or failure of our satellites could damage our business.

   If one of our satellites were to fail (or suffer performance degradation) prematurely and unexpectedly, it likely would affect the quality of our service, interrupt the continuation of our service and harm our business. This harm to our business would continue until we either launched our ground spare satellite or had additional satellites built or launched. A number of factors may decrease the useful lives of our satellites, including: defects in construction; faster than expected degradation of solar array output power;
loss of on board station-keeping system; failure of satellite components that are not protected by back-up units; electrostatic storms; and collisions with other objects in space. In addition, our network of terrestrial repeaters communicates principally with one satellite. If the satellite communicating with the repeater network fails unexpectedly, we would have to repoint all the repeaters to communicate with the other satellite. This would result in a degradation of service that could last several days and could harm our business.

   In September 2001, our satellite manufacturer, Boeing Satellite Systems International, advised us of a progressive degradation problem with the solar array output power of 702 class satellites, including both XM Rock and XM Roll. At the present time, the output power of our solar arrays and the broadcast signal strength are above minimum acceptable levels and are expected to remain that way at least through 2005, permitting full operation of the XM system (based on the patterns projected by Boeing) through that time. We have advised our insurance carriers of this situation. Since the issue is common to 702 class satellites, the manufacturer is watching closely the progression of the problem, including data from a satellite in orbit approximately 18 months longer than XM Rock and XM Roll. With this 18-month advance visibility of performance levels, our insurance arrangements, one spare satellite already purchased (which is being modified to address the solar array anomaly) and availability of additional satellites, we believe that we will be able to launch additional satellites prior to the time the solar power problem might cause the broadcast signal strength to fall below acceptable levels. Should the solar array output power degrade more rapidly (or to a greater extent) than projected by the manufacturer, there could be an adverse impact on our quality of service until replacement satellites are in operation.

Losses from satellite degradation may not be fully covered by insurance.

   We purchased launch and in-orbit insurance policies from global space insurance underwriters. If either satellite suffers a total or partial failure, our insurance may not fully cover our losses. For example, our insurance does not cover and we do not have protection against business interruption, loss of business or similar losses. Also, our insurance contains customary exclusions and material change conditions that could limit our recovery. We do not expect a final determination regarding insurance recovery for the solar array anomaly relating to XM Rock and XM Roll while the impact of the situation is being assessed.

Large payment obligations under our distribution agreement with General Motors may prevent us from becoming profitable.

   We have significant payment obligations under our long-term agreement with General Motors for the installation of XM radios in General Motors vehicles and the distribution of our service to the exclusion of other satellite radio services. These payment obligations, which could total several hundred million dollars over the life of the contract, may prevent us from becoming profitable. A significant portion of these payments are fixed in amount, and we must pay these amounts even if General Motors does not meet performance targets in the contract. Although this agreement is subject to renegotiation if General Motors does not achieve and maintain specified installation levels, we cannot predict the outcome of any such renegotiation.

Our substantial indebtedness could adversely affect our financial health which could reduce the value of our securities.

   As of December 31, 2001, we had total indebtedness of $413.4 million, and stockholders' equity of $926.7 million. Our substantial indebtedness could have important consequences to you. For example, it could: increase our vulnerability to general adverse economic and industry conditions; limit our ability to fund future working capital, capital expenditures, research and development costs and other general corporate requirements; require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes; limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; place us at a competitive disadvantage compared to our competitors that have less debt; and limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. And, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

Joint development agreement funding requirements could be significant.

   Under our agreement with Sirius Radio, each party is obligated to fund one half of the development cost of the technologies used to develop a unified standard for satellite radios. Each party will be entitled to license fees or a credit towards its one half of the cost based upon the validity, value, use, importance and available alternatives of the technology it contributes. The applicability or validity of Sirius Radio's claims in their former patent suit against us could affect the determination of the amount of license fees or credits relating to contributed or licensed technology under the agreement. In our discussions we have yet to agree on the validity, value, use, importance and available alternatives of our respective technologies. If we fail to reach agreement, the fees or credits may be determined through binding arbitration. The companies have agreed to seek arbitration to resolve issues with respect to certain existing technology. We cannot predict at this time the amount of license fees or contribution payable by XM or Sirius Radio or the size of the credits to XM or Sirius Radio from the use of their respective technologies. This may require significant additional capital.

Our business may be impaired by third party intellectual property rights.

   Development of the XM Radio system has depended largely upon the intellectual property that we have developed and license from third parties. If the intellectual property that we have developed or use is not adequately protected, others will be permitted to and may duplicate the XM
Radio system or service without liability. In addition, others may challenge, invalidate or circumvent our intellectual property rights, patents or existing sublicenses. Some of the know-how and technology we have developed and plan to develop will not be covered by United States patents. Trade secret protection and contractual agreements may not provide adequate protection if there is any unauthorized use or disclosure. The loss of necessary technologies could require us to obtain substitute technology of lower quality performance standards, at greater cost or on a delayed basis, which could harm our business.

   Other parties may have patents or pending patent applications which will later mature into patents or inventions which may block our ability to operate our system or license our technology. We may have to resort to litigation to enforce our rights under license agreements or to determine the scope and validity of other parties' proprietary rights in the subject matter of those licenses. This may be expensive. Also, we may not succeed in any such litigation.

   Third parties may bring suit against us for patent or other infringement of intellectual property rights. Any such litigation could result in substantial cost to, and diversion of effort by, our company, and adverse findings in any proceeding could subject us to significant liabilities to third parties; require us to seek licenses from third parties; block our ability to operate the XM Radio system or license its technology; or otherwise adversely affect our ability to successfully develop and market the XM Radio system.

Failure to comply with FCC requirements could damage our business.

   As an owner of one of two FCC licenses to operate a commercial satellite radio service in the United States, we are subject to FCC rules and regulations, and the terms of our license, which require us to meet certain conditions such as interoperability of our system with the other licensed satellite radio system; coordination of our satellite radio service with radio systems operating in the same range of frequencies in neighboring countries; and coordination of our communications links to our satellites with other systems that operate in the same frequency band. Non-compliance by us with these conditions could result in fines, additional license conditions, license revocation or other detrimental FCC actions.

   We may also be subject to interference from adjacent radio frequency users if the FCC does not adequately protect us against such interference in its rulemaking process. In addition, although the FCC has recently issued a request for comments, the FCC has not yet issued final rules permitting us to deploy terrestrial repeaters to fill gaps in satellite coverage. We are operating our repeaters on a non-interference basis pursuant to a grant of special temporary authority from the FCC, which expired March 18, 2002. We have applied for an extension of this authority and can continue to operate our terrestrial repeaters pending a final determination on this extension request. This authority is currently being challenged by operators of terrestrial wireless systems who have asserted that our repeaters may cause interference. Some of the FCC's proposals and proposals made by other parties, if adopted by the FCC, could impact our ability to operate terrestrial repeaters, including requiring us to reduce the power of some of our current repeaters, and subject us to monetary liability to compensate other FCC licensees that claim they receive interference from our repeaters.

If the challenge to our FCC license is successful, our business could be harmed.

   The award of our FCC license was challenged by one of the losing bidders in the initial FCC licensing procedure. The challenge was denied by the FCC, but the losing bidder filed with the FCC an application for review of this decision. The FCC has denied this application for review, but the losing bidder has appealed the decision to the United States Court of Appeals for the District of Columbia Circuit. If this challenge is successful, the FCC could take a range of actions, any of which could harm our ability to proceed with our planned satellite radio service.

If we default under our joint development agreement, Sirius Satellite Radio's patent infringement lawsuit against us could be refiled.

   Under our agreement with Sirius Radio for the development of a unified standard for satellite radios, the lawsuit Sirius Radio brought against us in January 1999 alleging our infringement of three Sirius Radio patents was withdrawn. We and Sirius Radio have agreed to cross-license our respective intellectual property. However, if this agreement is terminated before the value of the licenses has been determined due to our failure to perform a material covenant or obligation, then this suit could be refiled.

Our service network or other ground facilities could be damaged by natural catastrophes.

   Since our ground-based network is attached to towers, buildings and other structures around the country, an earthquake, tornado, flood or other catastrophic event anywhere in the United States could damage our network, interrupt our service and harm our business in the affected area. We do not have replacement or redundant facilities that can be used to assume the functions of our repeater network or of our central production and broadcast facility in the event of a catastrophic event. Any damage to our repeater network would likely result in degradation of our service for some subscribers and could result in complete loss of service in affected areas. Damage to our central production and broadcast facility would restrict our production of programming and require us to obtain programming from third parties to continue our service.

Consumers could steal our service.

   Like all radio transmissions, the XM Radio signal is subject to interception. Pirates may be able to obtain or rebroadcast XM Radio without paying the subscription fee. Although we use encryption technology to mitigate the risk of signal theft, such technology may not be adequate to prevent theft of the XM Radio signal. If widespread, signal theft could harm our business.

We need to obtain rights to programming, which could be more costly than anticipated.

   We must negotiate and enter into music programming royalty arrangements with performing rights societies such as the American Society of Composers, Authors and Publishers (with whom we recently reached agreement), Broadcast Music, Inc. and SESAC, Inc. Radio broadcasters currently pay a combined total of approximately 4% of their revenues to these performing rights societies. We expect to negotiate or establish license fees through a rate court proceeding in the U.S. District Court for the Southern District of New York, but such royalty arrangements may be more costly than anticipated. We must also enter into royalty arrangements with the owners of the sound recordings, on whose behalf the Recording Industry Association of America will negotiate licenses and collect royalties for this performance right in sound recordings. Cable audio services currently pay a royalty rate of 6.5% of gross subscriber revenue set by the Librarian of Congress. Although we believe we can distinguish XM Radio sufficiently from the cable audio services in order to negotiate a lower statutory rate, we may not be able to do so.

Rapid technological and industry changes could make our service obsolete.

   The satellite industry and the audio entertainment industry are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. If we are unable to keep pace with these changes, our business may be unsuccessful. Products using new technologies, or emerging industry standards, could make our technologies obsolete. In addition, we may face unforeseen problems in operating the XM Radio system that could harm our business. Because we have depended on third parties to develop technologies used in key elements of the XM Radio system, more advanced technologies that we may wish to use may not be available to us on reasonable terms or in a timely manner. Further, our competitors may have access to technologies not available to us, which may enable them to produce entertainment products of greater interest to consumers, or at a more competitive cost.

The market price of our securities could be hurt by substantial price and volume fluctuations.

   Historically, securities prices and trading volumes for emerging companies fluctuate widely for a number of reasons, including some reasons which may be unrelated to their businesses or results of operations. This market volatility could depress the price of our securities without regard to our operating performance. In addition, our operating results may be below the expectations of public market analysts and investors. If this were to occur, the market price of our securities would likely significantly decrease.

The holders of our Series C preferred stock have certain veto rights.

   Under the terms of our Series C preferred stock, the consent of holders of at least 60% of the Series C preferred stock is required before we can take certain actions, including issuances of additional equity securities and the incurrence of indebtedness under which we must meet financial covenants to avoid default. These requirements could hamper our ability to raise additional funds. The consent of holders of at least 60% of the Series C preferred stock is also required for transactions with affiliates, other than on an arms'-length basis, and for any merger or sale of our assets. The approval for a merger could make it difficult for a third party to acquire us and thus could depress our stock price.

We need people with special skills to develop and maintain our new service. If we cannot find and keep these people, our business and stock price could suffer.

   We depend on the continued efforts of our executive officers and key employees, who have specialized technical knowledge regarding our satellite and radio systems and business knowledge regarding the radio industry and subscription services. If we lose the services of one or more of these employees, or fail to attract qualified replacement personnel, it could harm our business and our future prospects.

We depend upon certain on-air talent, the loss of whom could reduce the attractiveness of our XM service to subscribers and advertisers and could adversely affect our business.

   We employ or independently contract with certain on-air talent who maintain significant loyal audiences in or across various demographic groups. The fame of such on-air talent and their ability to retain and grow their respective audiences is a significant factor in the ability to sell advertising. We cannot be certain that our on-air talent will remain with us or will be able to retain their respective audiences. If we lose the services of one or more of these individuals, and fail to attract comparable on-air talent with similar audience loyalty, the attractiveness of our service to subscribers and advertisers could decline, and our business could be adversely affected.

It may be hard for a third party to acquire us, and this could depress our stock price.

   We are a Delaware company with unissued preferred stock, the terms of which can be set by our board of directors. Our proposed adoption of a shareholder rights plan using our preferred stock could make it difficult for a third party to acquire us, even if doing so would benefit our stockholders. The rights to be issued under the plan have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us in a manner or on terms not approved by our board of directors. The rights should not deter any prospective offeror willing to negotiate in good faith with our board of directors. Nor should the rights interfere with any merger or other business combination approved by our board of directors. However, anti-takeover provisions in Delaware law and the implementation of the shareholder rights plan could depress our stock price.

Future sales of our Class A common stock could lower our stock price and impair our ability to raise funds in new stock offerings.

   As of March 31, 2002, we had 75,317,756 shares of Class A common stock outstanding, or 105,587,766 shares assuming conversion of all 10,786,504 shares of our Series A convertible preferred stock, 867,289 shares of our Series B convertible redeemable preferred stock, 220,869 shares of our Series C convertible redeemable preferred stock and related accrued dividends outstanding and $79.1 million of convertible subordinated notes outstanding. Sales of a large number of shares could adversely affect the market price of our Class A common stock, which could impair our ability to raise funds in additional stock offerings.

   We have filed registration statements under the Securities Act to cover all 9,100,000 shares of our Class A common stock subject to outstanding stock options or reserved for issuance under our stock plans. These registration statements became effective upon filing. Accordingly, shares registered under these registration statements are, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, available for sale in the open market. As of March 31, 2002, options to purchase 7,541,597 shares of our Class A common stock were outstanding.

   The holders of approximately 33.4 million shares of our Class A common stock, all of our Series A convertible preferred stock and all of our Series C convertible redeemable preferred stock have the right to request registration of their shares in future public offerings of our equity securities. Sony Electronics owns a warrant that may in the future be exercisable for up to 2% of our Class A common stock on a fully-diluted basis depending on Sony's success in achieving certain sales targets at an exercise price of 105% of the then current market price. Sony will have the right to request registration of these shares in future public offerings. CNBC owns a warrant that may in the future be exercisable for up to 90,000 shares of our Class A common stock. In addition, we may issue additional shares of Class A common stock to satisfy our obligations to pay dividends on our capital stock and interest on our debt securities.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The information presented under "Principal Stockholders" and "Security Ownership of Directors and Executive Officers" below regarding beneficial ownership of the common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right.

   As of March 31, 2002, there were 75,317,756 shares of Class A common stock outstanding.

Principal Stockholders

   The following table presents, as of March 31, 2002, information based upon our records and filings with the SEC regarding each person, other than our directors and executive officers, known to us to be the beneficial owner of more than 5% of our Class A common stock:

                                            Number of Class A Shares    Percentage of
                                               Beneficially Owned    Total Class A Shares
                                            ------------------------ --------------------
Beneficial Owners of More Than 5%:
General Motors Corporation.................        19,295,198(1)             20.5%
  100 Renaissance Center
  3031 West Grand Boulevard
  PO Box 100
  Detroit, MI 48265-1000
Hughes Electronics Corporation.............        13,741,946(2)             16.8%
  200 N. Sepulveda Boulevard
  El Segundo, CA 90245
Oppenheimer................................         9,632,300                12.8%
  498 Seventh Avenue
  New York, NY 10153
Clear Channel Investments, Inc.............         8,329,877                11.1%
  200 Concord Plaza, Suite 600
  San Antonio, TX 78216
DIRECTV Enterprises, Inc...................         6,633,762(3)              8.1%
  2230 E. Imperial Highway
  El Segundo, CA 90245
Rare Medium Group, Inc.....................         5,000,000                 6.6%
  565 Fifth Avenue, 29th Floor
  New York, NY
Madison Dearborn Capital Partners III, L.P.         4,855,988(4)              6.2%
Madison Dearborn Special Equity III, L.P.
Special Advisors Fund I, LLC
  3 First National Plaza, Suite 3800
  Chicago, IL 60602

--------
(1) Includes 10,786,504 shares issuable upon conversion of Series A convertible preferred stock, 5,393,252 of which are owned by DIRECTV and 1,080,510 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends owned by DIRECTV and 7,108,184 shares owned by Hughes Electronics. General Motors and Hughes Electronics recently announced the signing of definitive agreements that provide for the spin-off of Hughes Electronics and its unit DIRECTV from General Motors and the merger of Hughes Electronics with Echostar Communications.

(2) Includes 5,393,252 shares issuable upon conversion of Series A convertible preferred stock and 1,080,510 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends, all of which are owned by DIRECTV.

(3) Includes 5,393,252 shares issuable upon conversion of Series A convertible preferred stock and 1,080,510 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends.

(4) Includes 2,701,277 shares issuable upon conversion of Series C convertible preferred stock and accrued interest, of which Madison Dearborn Capital Partners III, L.P. owns 2,642,605 shares and Madison Dearborn Special Equity III, L.P. owns 58,672 shares.

Security Ownership of Directors and Executive Officers

   The following table presents, as of March 31, 2002, information regarding the beneficial ownership of Class A common stock by each of our directors and executive officers named in the summary compensation table under the "Executive Compensation" section of this report and all of our directors and executive officers as a group:

                                             Number of Class A Shares    Percentage of
Name                                            Beneficially Owned    Total Class A Shares
----                                         ------------------------ --------------------
Directors and Named Executive Officers
Gary M. Parsons.............................          309,606(1)                *
Hugh Panero.................................          389,630(2)                *
Randall T. Mays.............................           46,757                   *
Chester A. Huber, Jr........................               --                   *
Jack Shaw...................................           26,757                   *
Rajendra Singh..............................           46,757(3)                *
Nathaniel Davis.............................           46,757                   *
Thomas R. Donohue...........................           46,757                   *
Pierce J. Roberts, Jr.......................           63,751(4)                *
Steve Gavenas...............................           57,818(5)                *
Stephen Cook................................          119,139(6)                *
Stelios Patsiokas...........................          124,396(7)                *
All directors and executive officers as a
  group (14 persons)........................        1,484,446(8)              1.9%

--------
 * Less than 1%.

(1) Does not include 387,680 shares issuable upon exercise of options that are not exercisable within 60 days. A trust for the benefit of Mr. Parsons' minor children, of which Mr. Parsons' spouse is the trustee, has acquired a minority membership interest in each of Madison Dearborn Capital Partners III, L.P. and Madison Dearborn Special Equity III, L.P. and 16,179 shares. Mr. Parsons disclaims beneficial ownership of these interests.

(2) Does not include 433,333 shares issuable upon exercise of options that are not exercisable within 60 days.

(3) Rajendra Singh, a member of our board of directors, indirectly owns a controlling interest in Telcom-XM Investors, L.L.C. Dr. Singh disclaims beneficial ownership of the shares of Class A common stock beneficially owned by Telcom-XM Investors, L.L.C.

(4) Includes 2,500 shares issuable upon exercise of Series B convertible preferred stock. Mr. Roberts is affiliated with AEA XM Investors Inc., which is the general partner of each of XM Investors I LP, a Delaware limited partnership, and XM Investors II LP, a Delaware limited partnership, which each manage AEA XM Investors I LLC and AEA XM Investors II LLC, respectively. Mr. Roberts disclaims beneficial ownership of the shares of Class A common stock beneficially owned by each of AEA XM Investors I LLC and AEA XM Investors II LLC.

(5) Does not include 137,833 shares issuable upon exercise of options that are not exercisable within 60 days.

(6) Does not include 146,667 shares issuable upon exercise of options that are not exercisable within 60 days.

(7) Does not include 163,334 shares issuable upon exercise of options that are not exercisable within 60 days.

(8) Does not include 1,435,515 shares issuable upon exercise of options that are not exercisable within 60 days.

Shareholders' Agreement

   The Company has entered into a shareholders' agreement with certain of its primary investors, including the former holders of its Series A subordinated convertible notes and the holders of its Series C preferred stock, containing, among others, the provisions described below.

   The parties to the shareholders' agreement are entitled to designate directors to the Company's Board of Directors and to observe meetings of the Board. These provisions are described above under the caption "Election of Directors--Provisions of Shareholders' Agreement Governing the Board of Directors." In addition, the parties have agreed to take all necessary actions to give effect to the agreement including to prevent any conflict between the agreement and the Company's governing instruments.

   Motient Corporation, a party to the shareholders' agreement although no longer a stockholder of the Company and no longer entitled to designate any directors, agreed not to compete with the Company in the satellite radio business in the United States for a period expiring in November 2004.

   The shareholders' agreement will terminate upon unanimous consent of the parties, the bankruptcy of the Company or at such time as only one shareholder remains a party to the agreement.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Contract with Hughes

   Since February 2000, we have been a party to a contract with Hughes Electronics Corporation for the design, development and manufacture of the terrestrial repeaters, which supplement our high-powered satellite signals. Repeaters are available in accordance with our implementation plan. Payments under this contract are expected to be approximately $128.0 million. As of December 31, 2001, we had paid $95.8 million under this contract.

   The contract provides that we may reduce the number of repeaters ordered under the contract to a specified minimum order or terminate the terrestrial repeater contract altogether, in which case we are required to pay certain amounts to Hughes Electronics depending on the date of the reduction or termination and other factors. We have agreed to make certain incentive payments to Hughes Electronics for timely delivery of the terrestrial repeaters. In the event of late delivery of the terrestrial repeaters, we are entitled to specified liquidated damages. In certain events of default by Hughes Electronics, we may terminate the contract and would be entitled to have the work completed by a third party plus certain costs resulting from the termination.

Distribution Agreement with General Motors and OnStar

   Since June 1999, we have been a party to a long-term distribution agreement with the OnStar division of General Motors providing for the installation of XM radios in General Motors vehicles. During the term of the agreement, which expires 12 years from the commencement date of our commercial operations, General Motors has agreed to distribute our service to the exclusion of other satellite digital radio services that broadcast in the S-Band. General Motors will factory-install XM radios, purchased exclusively from our authorized manufacturers, in certain new General Motors vehicles and not install any radios which receive broadcasts by Sirius Radio, our primary competitor, as the only satellite radio service. We will have a non-exclusive right to arrange for the installation of XM radios included in OnStar systems in non-General Motors vehicles that are sold for use in the United States.

   We have agreed, for a nine-month period beginning on July 1, 2001, that General Motors shall be the exclusive vehicle manufacturer in whose new vehicles we will activate the XM Radio service. In addition, we have significant annual, fixed payment obligations to General Motors through 2004. These payments approximate $35 million in the aggregate during this period. Additional annual fixed payment obligations beyond 2004 range from less than $35 million to approximately $130 million through 2009, aggregating approximately $400 million. In order to encourage the broad installation of XM radios, we have agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the XM Radio service within 12 months of purchasing a General Motors vehicle equipped with an XM radio. We must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios. We will also make available to General Motors a limited amount of bandwidth for audio and/or data transmission by General Motors to owners of General Motors vehicles equipped with XM radios.

   This agreement is subject to renegotiation if four years after the commencement of commercial operations and at two-year intervals thereafter General Motors does not achieve and maintain specified installation levels, starting with 1.24 million units after four years and thereafter increasing by the lesser of 600,000 units per year and amounts proportionate to our share of the satellite digital radio market. There can be no assurance as to the outcome of any such renegotiations. General Motors' exclusivity obligations will discontinue if, four years after we commenced commercial operations and at two-year intervals thereafter, our mobile aftermarket share falls below 40% if there are two satellite radio providers in the United States, or below 33% if there are three satellite radio providers in the United States.

   In February 2000, we signed an agreement with Sirius Radio to develop a unified standard for satellite radios, which will facilitate the ability of consumers to purchase one radio capable of receiving both companies' services. In accordance with the terms of the agreement, we expect to work with General Motors to integrate the new standard under the terms of the distribution agreement with General Motors. The agreement with General Motors provides that if General Motors elects to install radios which are capable of receiving broadcasts from other satellite radio providers, in the absence of any regulatory requirements to do so, we may seek to renegotiate the distribution agreement. If the FCC requires the installation of interoperable radios, we will renegotiate the distribution agreement on mutually acceptable terms.

Engineering Contract with LCC International

   Since August 1999, we have been a party to a contract with LCC International for the engineering of and site preparation of our terrestrial repeater network. The repeater network supplements our high-powered satellite signals. This contract does not include the repeater hardware, which is supplied by a separate vendor. As of December 31, 2001, we had paid $109.9 million under this contract.

   The contract designates LCC International as the prime contractor for the implementation of our terrestrial repeater sites. Under this contract, LCC International will perform various services, including program management radio frequency engineering, site acquisition, architectural and engineering design, zoning, regulatory services, network management testing and certain construction and interim system maintenance.

   The design of our terrestrial repeater system was guided by a radio frequency analysis technique developed by LCC International. This technique uses analysis of the satellite footprint to discover areas likely to have impaired reception of XM Radio through technology similar to that used in certain cellular telephone systems.

   Dr. Rajendra Singh, a member of our Board of Directors and a member of the board of directors of LCC International, controls the largest shareholder of LCC International.

Clear Channel Agreements

   We have an advertising sales agreement with Premiere Radio Networks, an affiliate of Clear Channel Communications. Under this agreement, Premiere sells to advertisers time inventory owned by XM Radio for advertisements to be run on XM Radio channels. During the fiscal year ended December 31, 2001, we incurred $0.3 million under this contract.

   We have a sponsorship agreement with Clear Channel Entertainment, pursuant to which we are, with certain exceptions, the exclusive satellite radio advertiser at Clear Channel Entertainment events and venues. During the fiscal year ended December 31, 2001, we incurred $4.1 million under this contract.

   We have an additional agreement with Clear Channel Communications that is described below under the heading "Investor Operational Agreements."

Technology License Agreement with Motient

   Motient, formerly our controlling stockholder, has granted us a royalty-free license with respect to certain technology to be used in connection with the implementation of the XM Radio system, including, among other things, certain ground segment communications technology and antenna technology. We also have the right to sublicense this technology to any third party, including chipset manufacturers, terrestrial repeater manufacturers and receiver manufacturers in connection with the XM Radio system.

   Under cross-license provisions in the license, if we obtain from any third party the right to use any technology which could be used to develop, implement and commercialize a satellite radio system for transmission in the United States, we will make all reasonable efforts to obtain for Motient the right to use such technology. We have granted to Motient a royalty-free, non-exclusive and irrevocable license to any and all technology and improvements we develop relating to the XM Radio system. This cross-license is for use and sublicensing worldwide outside the United States and its territories, or inside the United States and its territories only in connection with Motient's mobile satellite business in the United States and other than in connection with any satellite radio system.


   The technology license renews automatically on an annual basis unless terminated for a breach which has not been or cannot be remedied.

Registration Rights Agreement

   We have a registration rights agreement with the former holders of our Series A subordinated convertible notes and the holders of our Series C preferred stock. Each of these parties is entitled to demand registration with respect to our Class A common stock, including shares issuable upon conversion of other securities. These rights are subject to our right to defer the timing of a demand registration and an underwriters' right to cut back shares in an underwritten offering. In certain instances if a demand registration is cut back by more than 75% of the number of shares originally requested to be registered, then the party requesting registration shall be entitled to one additional demand registration request.

   In addition to these demand rights, parties to the registration rights agreement may request registration of at least $25.0 million of our Class A common stock.

   Parties to the registration rights agreement also have rights to include their Class A common stock in registered offerings initiated by us, other than an offering for high yield debt. The Series C holders may also demand registration upon a change of control.

Shareholders' Agreement

   We have entered into a shareholders' agreement with certain of our primary investors, including the former holders of our Series A subordinated convertible notes and the holders of our Series C preferred stock, containing, among others, the provisions described below.

   The parties to the shareholders' agreement are entitled to designate directors to our Board of Directors and to observe meetings of the Board. In addition, the parties have agreed to take all necessary actions to give effect to the agreement including to prevent any conflict between the agreement and our governing instruments.

   Motient Corporation, a party to the shareholders' agreement although no longer one of our stockholders and no longer entitled to designate three directors, agreed not to compete with us in the satellite radio business in the United States for a period expiring in November 2004.

   The shareholders' agreement will terminate upon unanimous consent of the parties, our bankruptcy or at such time as only one shareholder remains a party to the agreement.

Investor Operational Agreements

   We have agreements with Clear Channel, DIRECTV and the TCM Group, which is owned by Columbia Capital, Telcom Ventures and Madison Dearborn Partners, under which we will make available to such companies up to 406.6 kilobits per second,
204.8 kilobits per second, and 64.0 kilobits per second each, respectively, of our bandwidth, for such companies to supply programming to us with content reasonably acceptable to us, on terms (including revenue sharing) no less favorable than those offered to similar commercial programmers who provide similar programming. Until these options are exercised and this bandwidth is actually used by such companies, we can use the bandwidth. Any use of our bandwidth by these companies must be in compliance with applicable laws, must not interfere with our business or obligations to other content providers, and must meet our quality standards.

   The agreements call for us to have a technology advisory committee on which Clear Channel, DIRECTV and the TCM Group have representatives. The committee directs the selection of appropriate billing, customer service and conditional access systems for us, as well as its overall system integration effort. We have granted to Clear Channel, DIRECTV, and TCM Group under these agreements a royalty-free, non-transferable, non-exclusive license to use, sell, manufacture and have manufactured any and all technology we develop relating to the XM Radio system worldwide for any purpose other than one related to digital audio radio service.


   We have entered into a technical services agreement with DIRECTV with respect to customer service, billing and conditional access capabilities and will use DIRECTV's customer service, billing and conditional access capabilities if made available to us on competitive terms and conditions. DIRECTV is to make good faith efforts to represent us in obtaining distribution of XM Radio service through DIRECTV's existing retail distribution network. We will provide Clear Channel and DIRECTV with access to our advertising at the lowest available commercial rates. Clear Channel must make good faith efforts to give us access to its advertising at the lowest available commercial rates.

   The agreements provide for further good faith negotiations with respect to other arrangements, including advertising barter arrangements, marketing of XM Radio service by Clear Channel and DIRECTV, and technology cooperation.

   These agreements remain in effect so long as Clear Channel, DIRECTV, and Columbia Capital, Telcom Ventures and Madison Dearborn Partners hold at least 5% of our fully diluted ownership or a certain amount of their original investments in us.

                                  MANAGEMENT

   The following table sets forth the name and age of each member of our Board of Directors, indicating all positions and offices currently held by each director. Holdings and XM have the same directors.

  Name                      Age Position
  ----                      --- --------
  Gary M. Parsons.......... 51  Chairman of the Board of Directors
  Hugh Panero.............. 46  President, Chief Executive Officer and Member,
                                Board of Directors
  Nathaniel A. Davis(1).... 48  Member, Board of Directors
  Thomas J. Donohue(2)..... 63  Member, Board of Directors
  Chester A. Huber, Jr..... 47  Member, Board of Directors
  Randall T. Mays(1)(2).... 36  Member, Board of Directors
  Pierce J. Roberts, Jr.(1) 55  Member, Board of Directors
  Jack Shaw(2)............. 63  Member, Board of Directors
  Rajendra Singh(2)........ 47  Member, Board of Directors

--------
(1) Member of the audit committee.
(2) Member of the compensation committee.

   Set forth below are descriptions of the backgrounds and principal occupations of each of our directors, and the period during which he has served as a director.

   Gary M. Parsons has served as our Chairman of the Board of Directors since May 1997. Mr. Parsons is Chairman of the Board of Directors of Motient, a position he has held since March 1998. He also serves on the board of Sorrento Networks Corporation. Mr. Parsons joined Motient in July 1996 and has also served as its Chief Executive Officer and President. Previously, Mr. Parsons was with MCI Communications Corporation where he served in a variety of roles from 1990 to 1996, including most recently as Executive Vice President of MCI Communications, and as Chief Executive Officer of MCI's subsidiary MCImetro, Inc. From 1984 to 1990, Mr. Parsons was one of the principals of Telecom*USA, which was acquired by MCI. Prior to the recruitment of Hugh Panero, Mr. Parsons served as our Chief Executive Officer.

   Hugh Panero has served as a member of our Board of Directors and as President and Chief Executive Officer since June 1998. Mr. Panero has over 16 years experience building and managing entertainment distribution services. Most recently, from 1993 to 1998, Mr. Panero served as President and Chief Executive Officer of Request TV, a national pay-per-view network owned by Liberty Media and Twentieth Century Fox. Prior to his employment with Request TV, Mr. Panero spent ten years with Time Warner Cable where he was part of the team that built the cable systems serving parts of Queens and Brooklyn, New York. Mr. Panero held various positions with Time Warner Cable, including Vice President, Marketing.

   Nathaniel A. Davis has served as a member of our Board of Directors since October 1999. Mr. Davis is President and Chief Operating Officer of XO Communications Inc., formerly Nextlink Communications Inc. From October 1998 to December 1999, he was Executive Vice President of Nextel Communications where he had responsibility for the technical and engineering operations of Nextel's nationwide switching and wireless communications network, billing and information technology systems. From August 1986 through September 1998, Mr. Davis served in a variety of senior engineering and finance roles at MCI, most recently as Senior Vice President and Chief Financial Officer of MCI Telecommunications. Mr. Davis serves on the board of directors of Mutual of America Capital Management Corporation.

   Thomas J. Donohue has served as a member of our Board of Directors since October 1999. Mr. Donohue is President and Chief Executive Officer of the U.S. Chamber of Commerce, the world's largest business federation, and has been active in national policy and non-profit operations for 30 years. From July 1984 through September 1997, Mr. Donohue served as President and Chief Executive Officer of the American Trucking Association. He serves on the board of directors of Qwest Communications International, Union Pacific Corporation, Sunrise Assisted Living Corporation, Marymount University and the Hudson Institute.

   Chester A. Huber, Jr. has served as a member of our Board of Directors since January 2002. Mr. Huber was named President of OnStar Corporation in December 1999 and was general manager of the OnStar Division of General Motors Corporation from June 1995 until December 1999. He has held a variety of engineering, operations and marketing roles in his 27-year career with General Motors, including general director of Aftermarket Parts and Services, and general director of Sales, Marketing and Product Support for the Electro-Motive Division. Mr. Huber also serves on the board of directors of General Magic, Inc.

   Randall T. Mays has served as a member of our Board of Directors since July 1999. Mr. Mays is the Executive Vice President and Chief Financial Officer of Clear Channel Communications. Mr. Mays has been associated with Clear Channel since 1993 when he was elected Vice President and Treasurer. Mr. Mays also serves on the board of directors of Clear Channel Communications and CNET Networks.

   Pierce J. Roberts, Jr. has served as a member of our Board of Directors since August 2000. Mr. Roberts has been Managing Director of AEA Investors since September 1999. Previously, he was with Bear Stearns from 1993 to 1998 where he was the head of the Telecom investment banking group. Prior to that, he was Managing Director at The Blackstone Group, Vice President-Corporate Development at BellSouth Corporation, and founder of his own corporate development business.

   Jack Shaw has served as a member of our Board of Directors since May 1997. Mr. Shaw is Chief Executive Officer of Hughes Electronics Corporation and served as Chief Executive Officer and Chairman of Hughes Network Systems, Inc. from 1987 and 1988, respectively, through January 2000. Mr. Shaw is a member of the Hughes Electronics Corporation Executive Committee. Mr. Shaw has been a director of Motient since July 1996 and has previously served as Chairman of Motient's Board. Previously, Mr. Shaw held senior management positions with companies including ITT Space Communications, Inc., Digital Communications Corporation and M/A-Com Telecommunications, Inc., which was acquired by Hughes Electronics Corporation in 1987.

   Rajendra Singh has served as member of our Board of Directors since July 1999. Dr. Singh is a member of the Board of Directors and a co-founder of LCC International. Dr. Singh was President of LCC International from its formation in 1983 until September 1994, was Chief Executive Officer from January 1994 until January 1995 and was Interim President from September 1998 to May 1999. Dr. Singh is Chairman of the Members Committee of Telcom Ventures L.L.C.

Director Compensation

   Our independent directors (as determined under our shareholders' agreement) receive retainer fees of $2,500 per quarter. In addition, these independent directors receive $2,000 for every meeting attended in person and $500 for every meeting attended telephonically. Independent directors also receive $3,000 per year for each board committee on which they serve. In January 2001, we granted each non-employee director an immediately exercisable ten-year option to purchase 10,000 shares of our Class A common stock at $18.69 per share. Mr. Shaw elected to forego receipt of these options. In January 2002, we granted each non-employee director an immediately exercisable ten-year option to purchase 10,000 shares of our Class A common stock at $14.99 per share. Messrs. Huber and Shaw elected to forego receipt of these options.

Executive Officers

   The following table sets forth information concerning our executive officers. Officers are elected by and serve at the discretion of our Board of Directors. Holdings and XM have the same officers.

Name                Age Position(1)
----                --- -----------
Stephen Cook....... 46  Executive Vice President, Sales, Marketing and Customer
                        Operations
Steven P. Gavenas.. 46  Executive Vice President, Programming
Stelios Patsiokas.. 49  Executive Vice President, Engineering and Technology
Joseph M. Titlebaum 39  Senior Vice President, General Counsel and Secretary

--------
(1) Heinz Stubblefield served as our Senior Vice President, Chief Financial Officer until April 2002.

   Set forth below are descriptions of the backgrounds of each of our executive officers, other than Messrs. Parsons and Panero, whose positions and backgrounds are described above.

   Stephen Cook has served as our Senior Vice President, Sales and Marketing since February 1999 and was promoted to Executive Vice President, Sales, Marketing and Customer Operations in January 2002. Previously, Mr. Cook was Chief Operating Officer for Conxus Communications, where he successfully launched its portable voice messaging product, Pocketalk, in the top 12 United States markets. From 1990 to 1997, Mr. Cook held key management positions with GTE's cellular operations, including VP of Marketing and President of the Southeast region. Prior to that time, Mr. Cook also spent five years in brand management with Procter & Gamble and has more than 15 years of experience with launching and marketing new consumer products.

   Steven P. Gavenas has served as our Senior Vice President, New Business Development since December 1999 and was promoted to Executive Vice President, Programming in January 2002. Previously, from June 1996 to November 1999, Mr. Gavenas held several positions in WorldSpace International, including VP of Marketing, EVP Corporate Strategy and EVP Commercial Operations. Before joining WorldSpace, from September 1989 to May 1996 Mr. Gavenas was a management consultant with McKinsey and Company, Inc., an international strategy consulting firm.

   Stelios Patsiokas has served as our Senior Vice President, Technology since October 1998 and was promoted to Executive Vice President, Engineering and Technology in January 2002. Previously, Dr. Patsiokas was with Motorola, Inc., where he served in a variety of consumer electronics design and development roles since 1979. Since 1996, Dr. Patsiokas was Director of Product Development, for Motorola's Messaging Systems Product Group, where he was involved with developing the PageWriterTM 2000 two-way messaging device. Dr. Patsiokas holds 24 United States patents.

   Joseph M. Titlebaum has served as our Senior Vice President, General Counsel and Secretary since September 1998. From 1990 to 1998, Mr. Titlebaum was an attorney with the law firm of Cleary, Gottlieb, Steen & Hamilton. With a specialty in telecommunications ventures, Mr. Titlebaum has expertise in structuring, negotiating and implementing corporate finance and mergers and acquisitions transactions.

                            EXECUTIVE COMPENSATION

   The following table sets forth the compensation paid to our Chief Executive Officer and to each of our other four most highly compensated executive officers for 2001, referred to collectively as the named executive officers:

                          Summary Compensation Table

                                                                                    Long-Term
                                                                                   Compensation
                                                     Annual Compensation              Awards
                                               -----------------------------    ------------------
                                                                                  Class A Shares
Name and Principal Position(s)            Year  Salary   Bonus      Other(1)    Underlying Options
------------------------------            ---- -------- --------    --------    ------------------
Hugh Panero.............................. 1999 $286,533 $125,000    $  1,354         100,000
 President and Chief Executive Officer    2000  310,000  186,000       5,741              --
                                          2001  340,000  454,600(2)   20,948         267,500(3)
Steven P. Gavenas........................ 1999   10,606       --          --              --
 Executive Vice President, New Business   2000  217,500   80,000       5,100          53,500
 Development                              2001  233,200  122,430       3,261          60,000(3)
Stelios Patsiokas........................ 1999  211,700   84,680         213          50,000
 Executive Vice President, Operations and 2000  224,400  135,000      35,835              --
 Technology                               2001  240,000  144,000       5,100         100,000(3)
Gary Parsons............................. 1999       --       --     140,096(4)      267,570
 Chairman                                 2000       --  200,000     186,250(4)      100,000
                                          2001       --  425,520          --         267,500(3)
Stephen Cook............................. 1999  205,960  120,082(2)    1,927         103,514
 Executive Vice President, Sales and      2000  247,067  130,000      47,677              --
 Marketing                                2001  262,000  137,550      45,769          75,000(3)

--------
(1) "Other" compensation includes stock grants, moving expenses, health club memberships, 401(k) plan contributions and other taxable expenses.
(2) Includes a signing bonus of $100,000 to Mr. Panero and a signing bonus of $50,000 to Mr. Cook in connection with their respective employment agreements.
(3) In January 2002, we granted options to purchase an aggregate of 240,000 shares at an exercise price of $14.99 per share to certain of the named executive officers. These options expire on January 16, 2012. We also granted an option to purchase 182,500 shares to Mr. Panero in January 2002 at an exercise price of $15.50 per share, which expires on June 1, 2011, and an option to purchase 32,500 shares to Mr. Parsons at an exercise price of $16.79 per share, which expires on July 2, 2011, in accordance with their respective employment agreements.
(4) Based on the fair value of 14,716 and 5,000 shares of Class A common stock awarded to Mr. Parsons in 1999 and 2000, respectively.

Employment Agreements

   Chairman of the Board. Gary Parsons is employed as our Chairman of the Board of Directors for a term of three years under an employment agreement effective July 1, 2001. His employment agreement, which calls for Mr. Parsons to devote approximately half of his business time to our company, does not provide for a base salary. Mr. Parsons is eligible for a pro-rata discretionary annual bonus to be determined by the Board of Directors according to Mr. Parsons' personal job performance and mutually agreed upon corporate goals and objectives. The bonus target guideline is one half of Mr. Panero's total compensation.

   Under Mr. Parsons' employment agreement and pursuant to the XM Satellite Radio Holdings Inc. 1998 Shares Award Plan, we agreed to grant Mr. Parsons a 10-year option to purchase 300,000 shares of Class A common stock at an exercise price of $16.79 per share, of which we granted an option to purchase 267,500 shares on July 2, 2001 and an option to purchase 32,500 shares on January 16, 2002. These options vest in equal installments on each of the first, second and third anniversaries of the date of grant, subject to acceleration under certain conditions. Provided that he is still employed by us, Mr. Parsons will also receive a 10-year option to purchase 150,000 shares of Class A common stock on July 1, 2002 and a 10-year option to purchase 150,000 shares of Class A common stock on July 1, 2003. These options will have an exercise price equal to the closing price of the Class A common stock on the date of grant and will vest in equal installments on each of the first, second and third anniversaries of the date of grant.

   In the event of termination of Mr. Parsons' employment without cause or if Mr. Parsons resigns for good reason, including a change of control, we will continue to pay Mr. Parsons' base salary, if any, and discretionary bonus and will continue to make available all applicable benefits for two years from the date of termination. In addition, all options granted to Mr. Parsons would vest immediately and remain exercisable for eighteen months. If we offer to renew Mr. Parsons' employment agreement but his employment nevertheless terminates, all vested options, including those scheduled to vest on July 1, 2004, will remain exercisable for three months but all other non-vested options would be forfeited. If we do not offer to renew Mr. Parsons' employment agreement, all options previously granted will vest immediately and remain exercisable for eighteen months.

   Mr. Parsons' employment agreement restricts him from engaging in any business in the United States that resembles or competes with our company for a period of one year following termination of his employment.

   President and Chief Executive Officer. Hugh Panero is employed as our President, Chief Executive Officer and member of the Board of Directors for a term of three years under an employment agreement effective June 1, 2001. His employment agreement provides for a signing bonus of $100,000 and an annual base salary of $365,000 for the first year, $400,000 in the second year and $435,000 in the third year, subject to increase from time to time by our Board of Directors. Mr. Panero is eligible for an annual leadership bonus equal to 30% of his annual base salary and is also eligible for a discretionary annual bonus to be determined by the Board of Directors according to Mr. Panero's personal job performance and mutually agreed upon corporate goals and objectives. The bonus target guideline is 30-70% of Mr. Panero's annual base salary.

   Under Mr. Panero's employment agreement and pursuant to the XM Satellite Radio Holdings Inc. 1998 Shares Award Plan, we agreed to grant to Mr. Panero a 10-year option to purchase 300,000 shares of Class A common stock. On June 1, 2001, we granted Mr. Panero an option to purchase 117,500 shares at an exercise price of $15.50 per share. Under our Shares Award Plan, we granted an option for an additional 182,500 shares in January 2002 at an exercise price of $15.50 per share. These options vest in equal installments on each of the first, second and third anniversaries of the date of grant, subject to acceleration under certain conditions. Provided that he is still employed by us, Mr. Panero will also receive a 10-year option to purchase 150,000 shares of Class A common stock on June 1, 2002 and a 10-year option to purchase 150,000 shares of Class A common stock on June 1, 2003. These options will have an exercise price equal to the closing price of the Class A common stock on the date of grant and will vest in equal installments on each of the first, second and third anniversaries of the date of grant.

   In the event of termination of Mr. Panero's employment without cause or if Mr. Panero resigns for good reason, including a change of control, we will continue to pay Mr. Panero's base salary and pro-rated leadership bonus and will continue to make available all applicable benefits for two years from the date of termination. We will also pay to Mr. Panero a pro-rated discretionary bonus, based on the percentage of base salary awarded as a discretionary bonus in the previous year, for the portion of the year prior to termination. In addition, all options granted to Mr. Panero would vest immediately and remain exercisable for eighteen months. If we offer to renew Mr. Panero's employment agreement but his employment nevertheless terminates, all vested options, including those scheduled to vest on June 1, 2004, will remain exercisable for three months but all other non-vested options would be forfeited. If we do not offer to renew Mr. Panero's employment agreement, all options previously granted will vest immediately and remain exercisable for eighteen months.

   Mr. Panero's employment agreement restricts him from engaging in any business in the United States which resembles or competes with our company for a period of one year following termination of his employment.

Stock Plans

  Shares Award Plan

   In 1998, our board of directors adopted a 1998 Shares Award Plan for employees, consultants and non-employee directors. The plan is administered by the board's compensation committee.

   We can grant options, stock appreciation rights, restricted stock or phantom shares under the plan. The aggregate number of shares of our Class A common stock with respect to which awards may be granted under the shares award plan is 8,000,000 shares. We may not grant awards of more than 267,570 shares of our common stock to any participant in any calendar year. Our Board has approved an increase in the number of shares that may be granted under the plan to 13,400,000 and the number of shares that may be granted to any participant in a calendar year to 1,000,000, subject to stockholder approval. Options granted under the shares award plan may be either incentive or non-incentive stock options within the meaning of the Internal Revenue Code. Each option will be exercisable in whole or in installments, as determined at the time of grant. The term of any option granted may not be more than 10 years from the date of grant. Stock appreciation rights may be granted in tandem with another award, in addition to another award or unrelated to any other award. No stock appreciation right may be exercisable until six months after the day of grant. A stock appreciation right entitles the participant to receive the excess of the fair market value of our common stock on the date of the exercise of the stock appreciation right over its grant price.

   If we engage in a corporate transaction, which consists of a merger, a consolidation, a dissolution, a liquidation, or a sale of all or substantially all of our assets, then the holder of an outstanding award will have the right immediately prior to the effective date of the transaction to exercise such awards without regard to any installment provision regarding exercisability. All such awards which are not so exercised will be forfeited as of the effective time of the transaction. If we have had a change of control, each participant will be entitled to receive an equivalent award. An equivalent award is defined as a continuation of the awards, an agreement by the person acquiring us to honor or assume the award, or the substitution of a new award with an inherent value at least equivalent to the original award, and on terms at least as beneficial to the participant as is the original award. If it is not possible to grant such an equivalent award, we may grant a cash equivalent, calculated as described in the shares award plan. If the participant's employment with us is terminated by reason of involuntary termination within one year following the change of control, the equivalent award may be exercised in full beginning on the date of such termination.

  Employee Stock Purchase Plan

   We have an employee stock purchase plan that provides for the issuance of 600,000 shares of Class A common stock. All employees whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the stock purchase plan, provided that any employee who would own five percent or more of our total combined voting power immediately after an offering date under the plan is not eligible to participate. Eligible employees must authorize us to deduct an amount from their pay during offering periods established by the compensation committee. The purchase price for shares under the plan will be determined by the compensation committee but may not be less than 85% of the lesser of the market price of the common stock on the first or last business day of each offering period.

  Stock Option Grants in 2001

   The following table sets forth information concerning the stock options we granted to named executive officers under the 1998 Shares Award Plan in 2001.

                                Individual Grants
                  ----------------------------------------------
                                                                 Potential Realizable Value
                                 Percent of                        at Assumed Annual Rates
                    Number of      Total                         of Stock Price Appreciation
                  Common Shares   Options   Exercise                   for Stock Term
                    Underlying   Granted to   Price   Expiration ---------------------------
Name              Option Granted Employees  Per Share    Date         5%            10%
----              -------------- ---------- --------- ----------  ----------    ----------
Hugh Panero......    150,000         5.6%   $18.6875   1/11/11   $1,762,870    $4,467,459
                     117,500         4.4%   $15.5000    6/1/11   $1,145,374    $2,902,603
Steven Gavenas...     60,000         2.2%   $18.6875   1/11/11   $  705,148    $1,786,984
Stephen Cook.....     75,000         2.8%   $18.6875   1/11/11   $  881,435    $2,233,730
Stelios Patsiokas    100,000         3.7%   $18.6875   1/11/11   $1,175,247    $2,978,306
Gary Parsons.....    267,500        10.0%   $16.7900    7/2/11   $2,824,570    $7,158,015

   In January 2002, we granted options to purchase an aggregate of 240,000 shares at an exercise price of $14.99 per share to certain of the named executive officers. These options expire on January 16, 2012. We also granted an option to purchase 182,500 shares to Mr. Panero in January 2002 at an exercise price of $15.50 per share, which expires on June 1, 2011, and an option to purchase 32,500 shares to Mr. Parsons at an exercise price of $16.79 per share, which expires on July 2, 2011, in accordance with their respective employment agreements.

  Stock Option Exercises in 2001

   The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2001 and the number of shares of Class A common stock subject to exercisable and unexercisable stock options held as of December 31, 2001 by each of the named executive officers. Value at fiscal year end is measured as the difference between the exercise price and the fair market value at close of market on December 31, 2001, which was $18.36.

      Aggregate Option Exercises in 2001 and Values at December 31, 2001

                                            Number of Securities            Value of Unexercised
                   Number of           Underlying Unexercised Options       In-the-Money Options
                    Shares                  at December 31, 2001              December 31, 2001
                   Acquired    Value   ------------------------------- -------------------------------
Name              on Exercise Realized Exercisable(#) Unexercisable(#) Exercisable(#) Unexercisable(#)
----              ----------- -------- -------------- ---------------- -------------- ----------------
Hugh Panero......     --         --       334,237         300,833        $2,789,321       $548,048
Steven Gavenas...     --         --        35,667          77,833        $  226,842       $113,418
Stephen Cook.....     --         --        69,009         109,505        $  527,374       $263,690
Stelios Patsiokas     --         --        86,847         116,667        $  685,062       $106,002
Gary Parsons.....     --         --       247,390         387,680        $1,892,255       $893,039

                                  SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          XM SATELLITE RADIO HOLDINGS INC.

Date: April 5, 2002
                                               By:   /s/  JOSEPH M. TITLEBAUM
                                                   -----------------------------
                                                        Joseph M. Titlebaum
                                                      Senior Vice President,
                                                          General Counsel
                                                           and Secretary